Exhibit 99.1

ULTA BEAUTY ANNOUNCES SECOND QUARTER FISCAL 2023 RESULTS

Net Sales of $2.5 Billion Compared to $2.3 Billion in the Year-Ago Quarter

Comparable Sales Increased 8.0%

Net Income of $300.1 Million or $6.02 Per Diluted Share

Company Raises Outlook for Fiscal Year 2023

Bolingbrook, IL – August 24, 2023 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“second quarter”) and twenty-six-week period (“first six months”) ended July 29, 2023 compared to the same periods ended July 30, 2022.

	13 Weeks Ended		26 Weeks Ended
	July 29,	July 30,	July 29,	July 30,
(Dollars in millions, except per share data)	2023	2022	2023	2022
Net sales	$2,529.8	$2,297.1	$5,164.1	$4,643.0
Comparable sales	8.0%	14.4%	8.7%	16.2%
Gross profit (as a percentage of net sales)	39.3%	40.4%	39.7%	40.3%
Selling, general and administrative expenses	$600.7	$534.5	$1,212.8	$1,035.4
Operating income (as a percentage of net sales)	15.5%	17.0%	16.1%	17.9%
Diluted earnings per share	$6.02	$5.70	$12.90	$12.00
New store openings, net	3	7	7	17

“The Ulta Beauty team delivered another quarter of strong performance, with sales, gross profit, and SG&A expenses all better than our internal expectations. During the quarter, we drove growth across all major categories, increased the number of loyalty members, and strengthened engagement with the Ulta Beauty brand. In addition, our teams achieved important milestones for our multi-year, transformational investment agenda designed to drive efficiencies and support our future growth,” said Dave Kimbell, chief executive officer. “The beauty category has continued to deliver healthy growth, as consumers maintain their post-pandemic routines and expand their definition of beauty. Our proven business model, diverse assortment, best-in-class loyalty program, and outstanding teams have enabled us to deliver stronger-than expected results for the first half of fiscal 2023, and I remain confident we can deliver against our updated expectations for the rest of the year.”

For the Second Quarter of Fiscal 2023

●	Net sales increased 10.1% to $2.5 billion compared to $2.3 billion in the second quarter of fiscal 2022 primarily due to increased comparable sales, strong new store performance, and growth in other revenue.

●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 8.0% compared to an increase of 14.4% in the second quarter of fiscal 2022, driven by a 9.0% increase in transactions and a 1.0% decrease in average ticket.
●	Gross profit increased 7.1% to $993.6 million compared to $928.2 million in the second quarter of fiscal 2022. As a percentage of net sales, gross profit decreased to 39.3% compared to 40.4% in the second quarter of fiscal 2022, primarily due to lower merchandise margin, higher inventory shrink, and higher supply chain costs, partially offset by strong growth in other revenue and leverage of store fixed costs.
●	Selling, general and administrative (SG&A) expenses increased 12.4% to $600.7 million compared to $534.5 million in the second quarter of fiscal 2022. As a percentage of net sales, SG&A expenses increased to 23.7% compared to 23.3% in the second quarter of fiscal 2022, primarily due to higher corporate overhead due to strategic investments, higher store payroll and benefits, and higher store expenses, partially offset by leverage of incentive compensation.
●	Operating income increased to $391.6 million, or 15.5% of net sales, compared to $391.4 million, or 17.0% of net sales.
●	Net interest income increased to $4.4 million compared to $0.1 million in the second quarter of fiscal 2022, due to higher average interest rates on cash balances.
●	The tax rate decreased to 24.2% compared to 24.5% in the second quarter of fiscal 2022.
●	Net income increased to $300.1 million compared to $295.7 million.
●	Diluted earnings per share increased 5.6% to $6.02 compared to $5.70, including a $0.01 benefit due to income tax accounting for stock-based compensation.

For the First Six Months of Fiscal 2023

●	Net sales increased 11.2% to $5.2 billion compared to $4.6 billion in the first six months of fiscal 2022, primarily due to increased comparable sales, strong new store performance, and growth in other revenue.
●	Comparable sales increased 8.7% compared to an increase of 16.2% in the first six months of fiscal 2022, driven by a 10.1% increase in transactions and a 1.4% decrease in average ticket.
●	Gross profit increased 9.6% to $2.0 billion compared to $1.9 billion in the first six months of fiscal 2022. As a percentage of net sales, gross profit decreased to 39.7% compared to 40.3% in the first six months of fiscal 2022, primarily due to higher inventory shrink, lower merchandise margin, and higher supply chain costs, partially offset by strong growth in other revenue and leverage of store fixed costs.
●	SG&A expenses increased 17.1% to $1.2 billion compared to $1.0 billion in the first six months of fiscal 2022. As a percentage of net sales, SG&A expenses increased to 23.5% compared to 22.3% in the first six months of fiscal 2022, primarily due to higher corporate overhead due to strategic investments, higher store payroll and benefits, and higher marketing expenses, partially offset by leverage of incentive compensation.
●	Net interest income increased to $11.8 million compared to net interest expense of $0.3 million in the first six months of fiscal 2022, due to higher average interest rates on cash balances.
●	Operating income increased to $833.7 million, or 16.1% of net sales, compared to $829.1 million, or 17.9% of net sales.
●	The tax rate decreased to 23.5% compared to 24.3%.

●	Net income increased to $647.2 million compared to $627.1 million.
●	Diluted earnings per share increased 7.5% to $12.90, including a $0.14 benefit due to income tax accounting for stock-based compensation, compared to $12.00, including a $0.03 benefit due to income tax accounting for stock-based compensation.

Balance Sheet

Cash and cash equivalents at the end of the second quarter of fiscal 2023 totaled $388.6 million.

Merchandise inventories, net at the end of the second quarter of fiscal 2023 increased 9.0% to $1.82 billion compared to $1.67 billion at the end of the second quarter of fiscal 2022. The increase was primarily due to inventory to support higher sales demand, 37 net new stores, product cost increases, and new brand launches.

Share Repurchase Program

During the second quarter of fiscal 2023, the Company repurchased 593,629 shares of its common stock at a cost of $275.5 million. During the first six months of fiscal 2023, the Company repurchased 1.1 million shares of its common stock at a cost of $559.0 million. As of July 29, 2023, $541.0 million remained available under the $2.0 billion share repurchase program announced in March 2022.

Store Update

Real estate activity in the second quarter of fiscal 2023 included three new stores located in Crestview, FL; Lebanon, TN; and Lynchburg, VA. In addition, the Company relocated two stores and remodeled three stores. During the first six months of fiscal 2023, the Company opened eight new stores, relocated three stores, remodeled five stores, and closed one store.

At the end of the second quarter of fiscal 2023, the Company operated 1,362 stores totaling 14.3 million square feet.

Fiscal 2023 Outlook

The Company has updated its outlook for fiscal 2023.

	Prior FY23 Outlook	Updated FY23 Outlook
Net sales	$11.0 billion to $11.1 billion	$11.05 billion to $11.15 billion
Comparable sales	4% to 5%	4.5% to 5.5%
New stores, net	25-30	no change
Remodel and relocation projects	20-30	no change
Operating margin	14.5% to 14.8%	14.6% to 14.8%
Diluted earnings per share	$24.70 to $25.40	$25.10 to $25.60
Share repurchases	approximately $900 million	no change
Interest income	approximately $17 million	no change
Effective tax rate	approximately 23.9%	no change
Capital expenditures	$400 million to $475 million	no change
Depreciation and amortization expense	$245 million to $250 million	no change

Conference Call Information

A conference call to discuss second quarter of fiscal 2023 results is scheduled for today, August 24, 2023, at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453. The conference call will also be webcast live at https://ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on September 7, 2023 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13739561.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,362 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation, rising interest rates and recessionary concerns, as well as ongoing labor pressures, transportation and shipping cost pressures, and the COVID-19 pandemic, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the macroeconomic conditions and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (our replacement enterprise resource planning platform), and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;

●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment centers, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	changes in the good relationships we have with our brand partners and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	future epidemics, pandemics or natural disasters could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results may lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 28, 2023, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	July 29,		July 30,
	2023		2022
	(Unaudited)		(Unaudited)
Net sales	$2,529,809	100.0%	$2,297,113	100.0%
Cost of sales	1,536,197	60.7%	1,368,949	59.6%
Gross profit	993,612	39.3%	928,164	40.4%

Selling, general and administrative expenses	600,692	23.7%	534,459	23.3%
Pre-opening expenses	1,278	0.1%	2,277	0.1%
Operating income	391,642	15.5%	391,428	17.0%
Interest income, net	(4,449)	(0.2%)	(108)	(0.0%)
Income before income taxes	396,091	15.7%	391,536	17.0%
Income tax expense	95,989	3.8%	95,859	4.2%
Net income	$300,102	11.9%	$295,677	12.9%

Net income per common share:
Basic	$6.05		$5.73
Diluted	$6.02		$5.70

Weighted average common shares outstanding:
Basic	49,617		51,607
Diluted	49,849		51,900

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended
	July 29,		July 30,
	2023		2022
	(Unaudited)		(Unaudited)
Net sales	$5,164,072	100.0%	$4,643,014	100.0%
Cost of sales	3,115,603	60.3%	2,773,824	59.7%
Gross profit	2,048,469	39.7%	1,869,190	40.3%

Selling, general and administrative expenses	1,212,821	23.5%	1,035,429	22.3%
Pre-opening expenses	1,936	0.0%	4,625	0.1%
Operating income	833,712	16.1%	829,136	17.9%
Interest (income) expense, net	(11,797)	(0.2%)	293	0.0%
Income before income taxes	845,509	16.4%	828,843	17.9%
Income tax expense	198,356	3.8%	201,771	4.3%
Net income	$647,153	12.5%	$627,072	13.5%

Net income per common share:
Basic	$12.97		$12.08
Diluted	$12.90		$12.00

Weighted average common shares outstanding:
Basic	49,885		51,928
Diluted	50,157		52,237

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	July 29,	January 28,	July 30,
	2023	2023	2022
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$388,627	$737,877	$434,226
Receivables, net	174,444	199,422	180,514
Merchandise inventories, net	1,815,539	1,603,451	1,666,130
Prepaid expenses and other current assets	110,524	130,246	123,014
Prepaid income taxes	30,114	38,308	39,029
Total current assets	2,519,248	2,709,304	2,442,913

Property and equipment, net	1,073,144	1,009,273	912,017
Operating lease assets	1,549,146	1,561,263	1,509,246
Goodwill	10,870	10,870	10,870
Other intangible assets, net	718	1,312	1,075
Deferred compensation plan assets	40,087	35,382	33,393
Other long-term assets	55,547	43,007	36,480
Total assets	$5,248,760	$5,370,411	$4,945,994

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$521,315	$559,527	$586,851
Accrued liabilities	328,247	444,278	323,939
Deferred revenue	354,253	394,677	316,571
Current operating lease liabilities	287,359	283,293	274,693
Total current liabilities	1,491,174	1,681,775	1,502,054

Non-current operating lease liabilities	1,593,040	1,619,883	1,582,003
Deferred income taxes	56,012	55,346	40,029
Other long-term liabilities	56,657	53,596	52,840
Total liabilities	3,196,883	3,410,600	3,176,926

Commitments and contingencies

Total stockholders’ equity	2,051,877	1,959,811	1,769,068
Total liabilities and stockholders’ equity	$5,248,760	$5,370,411	$4,945,994

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	July 29,	July 30,
	2023	2022
	(Unaudited)	(Unaudited)
Operating activities
Net income	$647,153	$627,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119,862	123,721
Non-cash lease expense	152,867	146,251
Deferred income taxes	666	336
Stock-based compensation expense	21,539	22,875
Loss on disposal of property and equipment	3,878	2,277
Change in operating assets and liabilities:
Receivables	24,978	53,168
Merchandise inventories	(212,088)	(166,912)
Prepaid expenses and other current assets	19,722	(12,200)
Income taxes	8,194	(45,906)
Accounts payable	(38,752)	40,051
Accrued liabilities	(102,763)	(49,364)
Deferred revenue	(40,424)	(37,008)
Operating lease liabilities	(163,527)	(163,302)
Other assets and liabilities	(12,497)	(392)
Net cash provided by operating activities	428,808	540,667

Investing activities
Capital expenditures	(204,748)	(120,500)
Other investments	(1,687)	(1,249)
Net cash used in investing activities	(206,435)	(121,749)

Financing activities
Repurchase of common shares	(559,011)	(434,448)
Stock options exercised	9,147	24,521
Purchase of treasury shares	(21,759)	(6,325)
Net cash used in financing activities	(571,623)	(416,252)

Net (decrease) increase in cash and cash equivalents	(349,250)	2,666
Cash and cash equivalents at beginning of period	737,877	431,560
Cash and cash equivalents at end of period	$388,627	$434,226

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2023	quarter	quarter	quarter	end of the quarter
1st Quarter	1,355	5	1	1,359
2nd Quarter	1,359	3	0	1,362

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2023	the quarter	quarter	during the quarter	quarter
1st Quarter	14,200,403	54,495	9,984	14,244,914
2nd Quarter	14,244,914	27,530	0	14,272,444

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	July 29,	July 30,
	2023	2022
Cosmetics	40%	42%
Haircare products and styling tools	21%	22%
Skincare	20%	17%
Fragrance and bath	12%	12%
Services	4%	4%
Accessories and other	3%	3%
	100%	100%

	26 Weeks Ended
	July 29,	July 30,
	2023	2022
Cosmetics	42%	43%
Haircare products and styling tools	19%	21%
Skincare	20%	17%
Fragrance and bath	12%	12%
Services	4%	4%
Accessories and other	3%	3%
	100%	100%